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                                                                      EXHIBIT 21

SUBSIDIARIES OF REGISTRANT
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Star Publishing Company
Pulitzer Technologies, Inc.
News Information, Inc.
WEJ Investment Company
Pulitzer Ventures, Inc.
Pulitzer Community Newspapers, Inc.
PCN Service Co.
Hanford Sentinel, Inc.
Pulitzer Missouri Newspapers, Inc.
Napa Valley Publishing Co.
Flagstaff Publishing Co.
Santa Maria Times, Inc.
Troy Daily News, Inc.
Sonoma-Marin Publishing Co.
Kauai Publishing Co.
Northern Lakes Publishing Co.
Northern Illinois Publishing Co.
Southwestern Oregon Publishing Co.
Pantagraph Publishing Co.